UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014 (October 27, 2014)

ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)

On October 27, 2014, Alexza Pharmaceuticals, Inc. (“Alexza”) received a notice (the “Notice”) from the Nasdaq Stock Market (“NASDAQ”) indicating that Alexza’s common stock (“Common Stock”) no longer meets the continued listing requirement as set forth in NASDAQ Rule 5450(b)(2)(A) based on the market value of Alexza’s listed securities for the preceding 30 business days. The minimum market value of listed securities for continued listing on the Nasdaq Global Market is $50 million.

Under NASDAQ Rule 5810(c)(3)(C), Alexza has a 180 calendar day grace period from the date of the Notice to regain compliance by meeting the continued listing standard. The continued listing standard will be met if the market value of Alexza’s listed securities closes at $50 million or more for a minimum of 10 consecutive business days during such grace period. If Alexza does not regain compliance within the 180 calendar day grace period, it may transfer the listing of its Common Stock to the Nasdaq Capital Market, provided that Alexza meets the applicable requirements for continued listing on the Nasdaq Capital Market based on Alexza’s most recent public filings and market information. Alexza may also request a hearing to remain on the Nasdaq Global Market at the expiration of this 180 calendar day grace period.

There can be no assurance that Alexza will be successful in maintaining the listing of its Common Stock on the Nasdaq Global Market, or, if transferred, on the Nasdaq Capital Market. This could impair the liquidity and market price of the Common Stock. In addition, the delisting of the Common Stock from a national exchange could have a material adverse effect on Alexza’s access to capital markets, and any limitation on market liquidity or reduction in the price of the Common Stock as a result of that delisting could adversely affect Alexza’s ability to raise capital on terms acceptable to Alexza, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXZA PHARMACEUTICALS, INC.

Date: October 31, 2014
	By:	/s/ Thomas B. King
Thomas B. King President and Chief Executive Officer